Exhibit 10.27

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 10th day of November, 2006, is by and among Steve Lubischer (“Employee”), Alphatec Spine, Inc., a California corporation (the “Company”), and Alphatec Holdings, Inc., a Delaware corporation (“Parent”).

1. Commencement Date. Employee’s employment with the Company pursuant to the terms of this Agreement shall commence on November 30, 2006 (the “Commencement Date”).

2. At-Will Employment. The parties to this Agreement agree and acknowledge that the Employee’s employment pursuant to this Agreement shall be considered at will. Either party may terminate this Agreement at any time, with or without Cause (as defined below) pursuant to the terms of this Agreement.

3. Title; Capacity; Office. The Company shall employ Employee, and Employee agrees to work for the Company as its Vice President, Sales. Employee shall perform the duties and responsibilities inherent in the position in which Employee serves and such other duties and responsibilities as the Senior Vice President, Sales and Marketing (or his or her designee(s)) shall from time to time reasonably assign to Employee.

4. Compensation and Benefits. While employed by the Company, Employee shall be entitled to the following (it being agreed, for the avoidance of doubt, that, except as explicitly provided in this Agreement, bonuses or any other amounts payable on the happening of any specified event will not be payable if the Employee is not employed by the Company upon the happening of such event):

4.1 Salary. The Company shall pay Employee an annual base salary of $275,000, less applicable payroll withholdings, payable in accordance with the Company’s customary payroll practices, with salary increases, if any, to be determined by the President and Chief Executive Officer on an annual basis beginning January 1, 2008.

4.2 Incentive Bonus. From the Commencement date until January 1, 2008, Employee will be eligible to receive a cash performance bonus each fiscal year, payable in accordance with the Company’s incentive bonus policy in an amount of up to 50% of the base salary received by Employee for such fiscal year. After January 1, 2008 the bonus percentage shall be established by the President and Chief Executive Officer.

4.3 Fringe Benefits and Reimbursement of Expenses. Employee will be entitled to participate in all benefit programs that the Company establishes and makes available to employees with a comparable level of employment with the Company. Employee will also be entitled to take fully paid vacation in accordance with Company policy, which shall be not less than three weeks per calendar year, and will accrue in accordance with the Company’s vacation policy. Employee shall be entitled to reimbursement for reasonable expenses incurred or paid by Employee in connection with, or related to the performance of, Employee’s duties, responsibilities or services under this Agreement. All such reimbursement shall be pursuant to and in accordance with the Company’s travel and expense reimbursement policy.

4.4 Equity.

(a) Employee acknowledges and agrees that all grants of equity to the Employee (excluding any shares held as a result of such shares being purchased in a private placement) pursuant to any agreement, written or otherwise, as of the date of this Agreement are as follows: (i) Restricted Stock Grant of 10,000 shares of Series A-1 Common Stock issued August 12, 2005; and (ii) Restricted Stock Grant of 2,000 shares of Series A-1 Common Stock issued September 26, 2005 (collectively, the “Restricted Shares”).

(b) Following the execution of this Agreement and upon the approval of the Parent’s board of directors, Employee shall be granted options to purchase 7,160 shares of the common stock of Parent (the “Options”), which Options shall have an exercise price equal to the closing price of Parent’s common stock on the trading day prior to issuance. The Options shall vest over a five-year period in equal amounts beginning on the first anniversary of the date of issuance, and shall vest immediately upon a Change in Control (as defined in the Plan referenced below). The Options shall be subject, in all respects, to (i) the Parent’s Amended and Restated 2005 Employee, Director and Consultant Stock Plan (the “Plan”), (ii) an Incentive Stock Option Agreement to be entered into by the Parent and the Employee, and (iii) the Stockholders’ Agreement dated as of March 17, 2005 between the Parent and its stockholders, to which the Employee hereby agrees to be subject.

5. Termination of for Cause. This Agreement may be terminated by the Company for Cause upon the occurrence of any of the following (each of which shall constitute "Cause"): (i) Employee being convicted of a felony; (ii) Employee committing any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of the Company; (iii) failure or refusal by Employee to follow policies or directives reasonably established by the President and Chief Executive Officer or his or her designee(s) that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided to Employee; (iv) a material breach of this Agreement that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided to Employee; (v) any gross or willful misconduct or gross negligence by Employee in the performance of Employee’s duties; (vi) egregious conduct by Employee that brings Company or any of its subsidiaries or affiliates into public disgrace or disrepute; or (vii) a material violation of the Company’s Code of Conduct.

6. Effect of Termination for Cause or at the Election of Employee. In the event that Employee’s employment is terminated (i) for Cause pursuant to Section 5; or (ii) at the election of the Employee for any reason or for no reason, other than as specifically set forth in this Agreement, the Company shall have no further obligations under this Agreement other than to pay to Employee the salary and benefits, including payment for accrued but untaken vacation days, otherwise payable to Employee under Section 4.1 and Section 4.3 through the last day of Employee’s actual employment by the Company.

7. Proprietary Information and Nonsolicitation.

7.1 Proprietary Information.

(a) Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after Employee’s employment, unless and until such Proprietary Information has become public knowledge without fault by Employee.

(b) Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by Employee or others, which shall come into Employee’s custody or possession, shall be and are the exclusive property of the Company to be used by Employee only in the performance of Employee’s duties for the Company.

(c) Employee agrees that Employee’s obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Employee in the course of the Company’s business.

7.2 Noncompetition and Nonsolicitation.

(a) During Employee’s employment with the Company, Employee shall not, directly or indirectly, render services of a business, professional or commercial nature to any other person or entity that competes with the Company’s business, whether for compensation or otherwise, or engage in any business activities competitive with the Company’s business, whether alone, as an Employee, as a partner, or as a shareholder (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity of any other entity. Notwithstanding the foregoing, the expenditure of reasonable amounts of time as a member of other companies’ Board of Directors shall not be deemed a breach of this if those activities do not materially interfere with the services required under this Agreement.

(b) In order to protect the Company from unauthorized use of Proprietary Information following the termination of Employee’s employment either: (i) by the Company for Cause; or (ii) by the Employee for any reason prior to August 12, 2007, for a period of 12 months following such termination, Employee will not directly or indirectly (A)

recruit, solicit or induce, (B) attempt to recruit, solicit or induce, (C) encourage any person or entity to recruit, solicit or induce, or (D) encourage any person or entity to attempt to recruit, solicit or induce, any employee, consultant, agent, physician, hospital, customer or supplier of the Company to terminate their employment with, or otherwise cease, suspend, modify or amend their relationship with the Company.

(c) In order to protect the Company from unauthorized use of Proprietary Information following the termination of Employee’s employment by the Company without Cause, at the election of the Company, for a period of either three or 12 months following such termination (the “Paid Nonsolicitation Period”), Employee will not directly or indirectly (i) recruit, solicit or induce, (ii) attempt to recruit, solicit or induce, (iii) encourage any person or entity to recruit, solicit or induce, or (iv) encourage any person or entity to attempt to recruit, solicit or induce, any employee, consultant, agent, physician, hospital, customer or supplier of the Company to terminate their employment with, or otherwise cease, suspend, modify or amend their relationship with the Company. Within two business days of such termination, the Company shall notify the Employee of its intention to enforce either a three-month or 12-month Paid Nonsolicitation Period. Following such election by the Company, in consideration for the Employee’s performance of Employee’s obligations during the Paid Nonsolicitation Period, the Company shall pay the Employee’s salary as set forth in Section 4.1 during the applicable Paid Nonsoliciation Period. As additional consideration during the Paid Nonsolicitation Period, the Company shall agree to waive its option to repurchase 70% of the Restricted Shares and to take all such other actions to allow such Restricted Shares to vest to the Employee in accordance with the terms of the agreements governing the issuance of such Restricted Shares.

(d) In order to protect the Company from unauthorized use of Proprietary Information following the termination of Employee’s employment by the Employee for any reason after August 12, 2007, for a period of 12 months following such termination (the “Employee Termination Nonsolicitation Period”), Employee will not directly or indirectly (i) recruit, solicit or induce, (ii) attempt to recruit, solicit or induce, (iii) encourage any person or entity to recruit, solicit or induce, or (iv) encourage any person or entity to attempt to recruit, solicit or induce, any employee, consultant, agent, physician, hospital, customer or supplier of the Company to terminate their employment with, or otherwise cease, suspend, modify or amend their relationship with the Company. Within two business days of a termination by the Company without Cause, the Company shall notify the Employee of its intention to enforce the Employee Termination Nonsolicitation Period. In consideration for the Employee’s performance of Employee’s obligations during the Employee Termination Nonsolicitation Period, the Company shall agree to waive its option to repurchase 70% of the Restricted Shares and to take all such other actions to allow such Restricted Shares to vest to the Employee in accordance with the terms of the agreements governing the issuance of such Restricted Shares.

7.3 During Employee’s employment with the Company and during any of the applicable nonsolicitation periods set forth in this Section 7, Employee shall not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company or any of its divisions, affiliates, subsidiaries or other related entities, or their respective directors, officers, employees, agents, successors and assigns (collectively, “Company-Related Parties”), including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of any Company-Related Party, and that Employee will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of any Company-Related Party.

7.4 If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

7.5 The Employee agrees that due to Employee’s position in the Company as a senior sales executive and the access to Proprietary Information that is a result of Employee’s position, the restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company and are considered by Employee to be reasonable for such purpose. Employee agrees that any breach of this Section 7 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

8. Entire Agreement. This Agreement and any agreements explicitly referenced herein constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the Employee’s employment with the Company.

9. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Employee.

10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business. This Agreement may be assigned by the Company by delivering written notice the Employee. This Agreement shall not be assigned by Employee, and any such assignment shall be null and void.

11. Miscellaneous.

11.1 No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

11.2 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

11.3 Governing Law, Consent to Jurisdiction and Waiver of Jury Trial. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California. Each of the parties hereto irrevocably consents and submits to the jurisdiction of the courts of the State of California, sitting in San Diego County, and the United States District Court for the Southern District of California, sitting in the San Diego County, as the exclusive jurisdiction and venue for any actions or proceedings brought against either party hereto, arising out of or relating to this Agreement. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

EMPLOYEE

/s/ Steve Lubischer

Steve Lubischer

ALPHATEC SPINE, INC.

By: /s/ Ronald G. Hiscock

Ronald G. Hiscock

President and Chief Executive Officer

ALPHATEC HOLDINGS, INC.

By: /s/ Ronald G. Hiscock

Ronald G. Hiscock

President and Chief Executive Officer